UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 22, 2003

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona		85283

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (480) 894-6311

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     On December 22, 2003, the Registrant issued a press release announcing a Florida appellate court decision. The text of the press release is as follows:

Tempe, AZ – December 22, 2003 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported the Florida Second District Court of Appeals affirmed the September 2002 Hillsborough County, Florida jury verdict awarding damages to Nuko Holdings, Inc. for interference with a contract between Nuko Holdings and A-1 Trailer Rental (“A-1”). The case arose out of Mobile Mini’s acquisition in 2000 of A-1’s container storage rental business which operated in several cities in Florida. Nuko claimed that it had previously entered into a contract to acquire A-1’s assets, and that Mobile Mini interfered with that agreement. Mobile Mini had disputed the jury verdict and claimed that there was no basis for the jury reaching such a decision.

The judgment and interest of approximately $8 million will be paid within a few weeks through Mobile Mini’s revolving line of credit. At the same time, $4.3 million of availability under the Company’s credit line, which had been used to support the appeal bond, will be released. Mobile Mini indicated that the payment of the judgment and interest thereon will not have a material adverse effect on the Company’s financial condition. The Company further stated that its financial covenants under its revolving credit facility and its indenture related to its senior notes exclude the amount of the judgment and related interest cost when measuring compliance with the terms of the related facilities.

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As previously reported, in a related but separate case titled A-1 Trailer Rental v. Mobile Mini, Inc., the trial court had denied Mobile Mini’s claim for indemnification against A-1 Trailer Rental. Today, the trial court denied the Company’s motion that the court reconsider its decision regarding denying Mobile Mini’s claim of indemnification against A-1 Trailer.

Commenting, Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Although we are disappointed in the appellate court’s decision upholding what we believe was an unreasonable jury verdict and one that was unsupported by the evidence, we are relieved to have the legal expenses and management distractions of this protracted case behind us.” The Company also announced that it was reviewing its options in respect of the indemnification claim against A-1 Trailer Rental, and had not determined whether or not to appeal the trial court’s decision in that case.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of approximately 91,000 portable storage units and portable offices. The Company currently has 47 branches and operates in 27 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future financial condition of the Company and the aspects of the financing activities of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include those discussed under the caption “Factors That May Affect Future Operating Results” in Item I, Part 1 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC

Dated: December 22, 2003	/s/ Larry Trachtenberg

	Name:	Larry Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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